Exhibit 10.1

FINAL RESOLUTION OF THE

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

OF STRATEGIC HOTELS & RESORTS, INC.

September 15, 2010

The following resolution of the Board of Directors constitutes the amendment and restatement of the Strategic Hotel Capital, Inc. Severance Program as the Strategic Hotels & Resorts Severance Program:

RESOLVED, that the Board hereby approves the severance program (the “Severance Program”) for the Corporation as follows: In the event of involuntary termination or severance of a full-time employee with the Corporation and its affiliates for any reason by the Corporation, other than good cause based on such employee’s performance, the Corporation shall use the following severance schedule as a guideline, subject to decrease (including to zero) and payment schedule as determined appropriate by the Corporation in its sole discretion:

•

Band 1 and Band 2 (Executive Vice President, Senior Vice President, Vice President) – 12-months Pay (“Pay” shall mean base salary, target bonus plus payment in lieu of medical insurance for the period of severance)

•	Band 3 (Director) – 6-months Pay

•	Band 4 (Manager) and Band 5 (support personnel) – 3-months Pay

HOWEVER, if a Change of Control (as defined in the Strategic Hotels & Resorts, Inc. Amended and Restated 2004 Incentive Plan as amended from time to time (“Incentive Plan”)) occurs and the employment of an employee of the Corporation or its affiliates employed at the time of the Change of Control is terminated by reason of, on or within two years after the Change of Control for any reason other Cause as defined in the Incentive Plan, the above-listed severance schedule shall provide the minimum severance payable in a lump sum to such employee.

NOTWITHSTANDING anything to the contrary herein and subject to payment in conformity with section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, to the extent an employee has a written agreement from the Corporation relating to severance, such employee shall be entitled to the greater of (1) the severance provided under the Severance Program or (2) the severance provided under such employee’s written agreement; however, in no event shall such employee be entitled to receive severance under both the Severance Program and its written agreement.

This Severance Program may be amended or terminated at any time; provided, however, this Severance Program shall not be amended or terminated to the detriment of any employee of the Corporation in anticipation of, by reason of or with respect to any employee employed immediately prior to the Change of Control, on or within two years after a Change of Control.